SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.  20549


                              FORM 8-K


                           CURRENT REPORT


               Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934



 Date of Report (Date of earliest event reported) February 20, 1995


                          FLEET FINANCIAL GROUP, INC.
          (Exact name of registrant as specified in its charter)


                              RHODE ISLAND
          (State or other jurisdiction of incorporation)


         1-6366                               05-0341324
  (Commission File Number)        (IRS Employer Identification No.)


   50 Kennedy Plaza, Providence, Rhode Island                02903
  (Address of principal executive offices)               (Zip Code)


  Registrant's telephone number, including area code:   401-278-5800


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   (Former name or former address, if changed since last report)

Item 5. Other Events.


   On February 21, 1995, Fleet Financial Group, Inc. ("Fleet") and Shawmut National Corporation ("Shawmut") announced that they had entered into an Agreement and Plan of Merger dated February 20, 1995 (the "Merger Agreement") providing for the merger of Shawmut with and into Fleet (the "Merger").

   At the effective time of the Merger, each share of common stock, $.01 par value of Shawmut ("Shawmut Common Stock"), held by a stockholder of Shawmut, other than shares held in Shawmut's treasury or directly or indirectly by Fleet or its subsidiaries or by Shawmut or its subsidiaries (except for in both cases shares held in a fiduciary capacity or in respect of debts previously contracted) will be converted into 0.8922 shares of the common stock, $1.00 par value of Fleet, including the associated preferred share purchase rights ("Fleet Common Stock").

   Further, (i) each share of preferred stock with cumulative and adjustable dividends of Shawmut (the "Shawmut Adjustable Preferred"), except for shares of Shawmut Adjustable Preferred as to which appraisal rights are perfected, will be converted into the right to receive one share of preferred stock with cumulative and adjustable dividends of Fleet ("the "Fleet Adjustable Preferred"), (ii) each share of 9.30% cumulative preferred stock of Shawmut (the "Shawmut 9.30% Preferred") will be converted into the right to receive one share of 9.30% preferred stock of Fleet (the "Fleet 9.30% Preferred") and
(iii) each share of 9.35% cumulative preferred stock of Shawmut (the "Shawmut 9.35% Preferred, and together with the Shawmut Adjustable Preferred and the Shawmut 9.30% Preferred, collectively, the "Shawmut Preferred", and the Shawmut Common Stock and Shawmut Preferred are hereinafter referred to collectively as the "Shawmut Capital Stock") will be converted into the right to receive one share of 9.35% cumulative preferred stock of Fleet (the "Fleet 9.35% Preferred", and together with the Fleet Adjustable Preferred and the Fleet
9.30% Preferred, collectively, the "Fleet New Preferred Stock").

   No fractional shares of Fleet Common Stock will be issued in the Merger, and Shawmut stockholders who otherwise would be entitled to receive a fractional share of Fleet Common Stock will receive a cash payment in lieu thereof.

   Upon consummation of the Merger, the Board of Directors of Fleet will consist of 20 persons, including Terrence Murray, the current Chairman, Chief Executive Officer and President of Fleet, who will serve as Chief Executive Officer and President of Fleet following the Merger, and Joel B. Alvord, the current Chairman and Chief Executive Officer of Shawmut, who will serve as Chairman of Fleet following the Merger, 11 additional persons who are not executive officers of Fleet or Shawmut to be named by Mr. Murray and the Board of Directors of Fleet and 7 additional persons who are not executive officers of Fleet or Shawmut to be named by Mr. Alvord and the Board of Directors of Shawmut. The Merger is subject to, among other things, approval of the holders of Fleet Common Stock and Shawmut Common Stock, respectively, and receipt of all necessary regulatory approvals.

   As a condition to the execution and delivery of the Merger Agreement, Fleet and Shawmut entered into reciprocal stock option agreements, each dated as of February 20, 1995 (collectively, the "Stock Option Agreements"). Pursuant to the Stock Option Agreements, Shawmut granted Fleet an option to purchase up to 24,195,625 shares of Shawmut Common Stock at a price of $24.50 per share and Fleet granted Shawmut an option to purchase up to 28,171,050 shares of Fleet Common Stock at a price of $33.625 per share. Each option is exercisable only upon the occurrence of certain events described therein, none of which has occurred.

   In connection with entering into the Merger Agreement, the Fleet Board of Directors approved a third amendment (the "Amendment") to the Rights Agreement, dated November 21, 1990 between Fleet and Fleet National Bank, as Rights Agent, as amended to date (the "Rights Agreement") so that neither the execution and delivery of the Merger Agreement nor the execution and delivery of the Stock Option Agreements will constitute an event which would allow exercise of the rights under the Rights Agreement.

Item 7. Financial Statements and Other Exhibits.

        Exhibit No.              Description

        Exhibit 2.1 Agreement and Plan of Merger dated February 20, 1995 between Fleet Financial Group, Inc.
                                 ("Fleet") and Shawmut National
                                 Corporation ("Shawmut")

        Exhibit 99.1             Stock Option Agreement dated
                                 February 20, 1995 between Fleet
                                 and Shawmut as to stock of
                                 Shawmut

        Exhibit 99.2             Stock Option Agreement dated
                                 February 20, 1995 between Fleet
                                 and Shawmut as to stock of Fleet

        Exhibit 99.3             Third Amendment to Rights
                                 Agreement dated as of February
                                 20, 1995 between Fleet and Fleet
                                 National Bank, as Rights Agent

                            SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed in its behalf by the undersigned hereunto duly authorized.


                                 FLEET FINANCIAL GROUP, INC.
                                      Registrant


                                 By/s/William C. Mutterperl
                                      William C. Mutterperl
                                      Senior Vice President and
                                      General Counsel



Dated:  February 20, 1995